EXHIBIT 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation (480) 606-3337 Financial Dynamics, Investor Relations Jim Byers (Investors) (415) 439-4504 Christopher Katis (Media) (415) 439-4518

For immediate release

RURAL/METRO RECEIVES NASDAQ DETERMINATION

SCOTTSDALE, Ariz. (October 22, 2003) – Rural/Metro Corporation (Nasdaq: RUREC/RURLC), a leading U.S. provider of ambulance and fire protection services, announced today that it has received a Nasdaq Staff Determination that the company has demonstrated compliance with the regulatory filing listing exception granted on July 17, 2003 by the Nasdaq Listing Qualifications Panel.

The Nasdaq Staff Determination received on October 20, 2003 further noted that due to the company’s recent restatement of prior-period financial statements and the discontinuation of its Latin American operations, it does not currently meet the standard for net income from continuing operations, or the alternative standards of shareholders’ equity or market value, as set forth in Marketplace Rule 4310(c)(2)(B). As a result, the company has been invited to submit a plan of compliance to the Panel so that it can make a final determination with regard to the company’s continued listing.

On October 14, 2003, the company filed its Form 10-Q for the third-quarter ended March 31, 2003 and Form 10-K for the fiscal year ended June 30, 2003, thereby complying with the filing requirement exception. In addition to the filing exception, the Panel required the company to timely file all periodic reports with the Securities and Exchange Commission and Nasdaq for all reporting periods ending on or before March 31, 2004. Should the company miss a filing deadline during this period, it will not be entitled to a new hearing on the matter and its securities may be delisted from The Nasdaq Stock Market.

The company’s common stock will continue to be traded on The Nasdaq SmallCap Market with the conditional listing identified by the character “C” remaining at the end of its trading symbol. The listing exception, identified by the character “E”, will be removed. Effective with the open of trading on Thursday, October 23, 2003, the trading symbol of the company’s securities will be changed from RUREC to RURLC.

Jack Brucker, President and Chief Executive Officer, said, “We are confident that we have a strong plan for continued compliance and will submit our response promptly to the Nasdaq Panel. We have worked diligently over the past several months to address a number of significant matters and strengthen our company for the future. We expect our first-quarter results to be on plan and remain optimistic about the company’s outlook for fiscal 2004. We look forward to demonstrating to the Panel our ability to remain a Nasdaq-listed company.”

Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 24 states and more than 400 communities throughout the United States.

Except for historical information herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the Company’s ability to successfully maintain its listing on the Nasdaq SmallCap Market; final determination of the Company’s results for the quarter ended September 30, 2003; the company’s ability to collect its accounts receivable; competitors’ actions; litigation matters; and the company’s ability to sustain operating cash flow, secure new contracts, retain existing contracts, improve earnings and operating margins, further enhance the efficiency of the collection process, and effectively manage collateral requirements and costs related to its insurance coverage. Additional factors that could affect the company are described in its Form 10-K for the year ended June 30, 2003 under the caption “Risk Factors” in the Management’s Discussion and Analysis section, and other factors as described from time to time in the company’s SEC filings. The company disclaims any obligation to update its forward-looking statements.

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